NEWS RELEASE

                  MILLENIUM HOLDING GROUP, INC. ANNOUNCES MAJOR
                       CONTRACTS WITH IBM AND YOJNA, INC.

CONTACT: Investor Relations
         402 434 5690

     LINCOLN, NE and Farmington Hills, MI July 12, 2000 - Millenium Holding Group, Inc. (OTC BB: MNHG), today announced the signing of contracts with IBM and Yojna, Inc. to bring IBM's first end-to-end e-business solution for community banks to Millenium. This solution is built around Yojna's ACCORD(R) FinancialNet product, which will enable Millenium to offer Internet banking and financial services.

     Stuart Bilick, IBM National Solution Manager for E-Business in Community Banking said, "The team of IBM and Yojna will bring powerful Internet technology and sophisticated business tools to Millenium Holding Group, Inc. IBM will provide the project management to create the road map for the successful completion of the engagement. We will manage the project from planning to implementation. We are excited about working with Millenium Holding Group, Inc. to bring them an innovative solution that will help enable them to have a unique and important position in the financial services industry".

     Yojna, Inc. is honored and extremely pleased by Millenium Holding Group, Inc.'s selection of ACCORD(R) FinancialNet as its Internet banking solution. "One of the banking industry's challenges today is to offer products which can be easily and seamlessly scaled from the individual's needs to those of corporate clients. With ACCORD(R) FinancialNet, Millenium will differentiate itself in its marketplace by meeting that challenge, as well as underscore its continued commitment to high quality service," said Corina Cline, Yojna, Inc. Vice President of Strategic Marketing.

     Richard Ham, President and CEO of Millenium Holding Group, Inc. said, "We are building a unique and seamless financial services company and in order to be successful we must have the best project managers as well as the best software and services." Ham went on to state, "IBM and Yojna are leaders in their industries, and we at Millenium are confident they are the best suited for our technological objectives, particularly regarding our Internet facilities."
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ABOUT YOJNA, INC.

     Yojna, Inc. is a high technology software company headquartered in Farmington Hills, Michigan, a suburb of Detroit. Since its incorporation in 1980, Yojna has marketed products and services to financial institutions as well as Fortune 1000 companies. It enjoys the patronage of 16 of the top 20 U.S. Banks. Yojna's ACCORD(R) Product Family excels in meeting client needs with comprehensive Internet banking solutions, image delivery and repository solutions, as well as electronic payment solutions.

ABOUT MILLENIUM HOLDING GROUP, INC.

     Millenium Holding Group, Inc. (OTC BB: MNHG) is a publicly traded and fully reporting financial services Company in early stage development. The passage of the Financial Modernization Act (Gramm-Leach-Bliley Act) will radically overhaul the nation's banking, insurance and securities markets. The Act allows one Company to possess all three disciplines. Millenium Holding Group, Inc. intends to, and is actively pursuing the creation of an Internet National Bank and an Internet Insurance Company. It is also exploring the possibility of forming or acquiring a Broker Dealer in order to service the securities market.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS, CONTAINED IN THIS RELEASE WHICH ARE NOT HISTORICAL FACTS ARE FORWARD LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, CERTAIN DELAYS BEYOND THE COMPANY'S CONTROL WITH RESPECT TO MARKET ACCEPTANCE OF NEW TECHNOLOGIES AND PRODUCTS, DELAYS IN TESTING AND EVALUATION OF PRODUCTS, AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.